EXHIBIT 3.1

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

  (Pursuant to Sections 78.385 and 78.390 of the Nevada General Corporation Law
                            After Issuance of Stock)

                            WIRELESS SYNERGIES, INC.

1.   Name of corporation:  Wireless Synergies, Inc.

2.   The articles have been amended as follows:

     (a) Article I of the Articles of Incorporation is hereby amended to read as follows:

                                    ARTICLE I

          The name of the corporation is 2KSounds Corporation.

          ; and

     (b) Article IV of the Articles of Incorporation is hereby amended to read as follows:

                                   ARTICLE IV

     The number of shares of the corporation shall have the authority to issue is six hundred million (600,000,000) shares. Of such shares, five hundred million (500,000,000) shares, with a par value of $0.001, shall be common shares. One hundred million (100,000,000) shares, with a par value of $0.001, shall be preferred shares. The voting powers, designations, preferences and relative participating optional and other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock in one or more series shall be fixed by one or more resolutions providing for the issuance of such stock adopted by the corporation's Board of Directors in accordance with the provisions of the Nevada Revised Statutes, and the Board of Directors is expressly vested with authority to adopt one or more such resolutions.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendments is approximately 61%.

4. Pursuant to Section 78.390(6) of the Nevada General Corporation Law, the effective date of this Certificate of Amendment of Articles of Incorporation and the amendments contained herein shall be May 21, 2002.

Dated this 6th day of May, 2002.


By: /s/ Michael Blakey                            By: /s/ Bruce Gladstone
    ------------------------------                    --------------------------
        Michael Blakey                                    Bruce Gladstone
        President                                         Secretary